Exhibit 99.3

Q&A
Operating Highlights for 2008 and Fourth Quarter 2008
February 26, 2009

The Federal Home Loan Bank of San Francisco announced its operating highlights for 2008 and the fourth quarter of 2008 on February 26, 2009. The highlights were prepared from unaudited financial information for the year ended December 31, 2008, and are subject to change. This Q&A discusses issues relating to the Bank's operating highlights, including the "other-than-temporary impairment" charge in the fourth quarter of 2008.

1.     Why did the Federal Home Loan Bank of San Francisco experience a loss in the fourth quarter of 2008?

The Bank's net income for 2008 was $461 million. For the fourth quarter of 2008, the Bank had a net loss of $103 million. The fourth quarter loss was chiefly due to an other-than-temporary impairment (OTTI) charge of $590 million related to the Bank's non-agency mortgage-backed securities (MBS).

Based on analyses and reviews of the Bank's non-agency MBS, the Bank determined that 15 of its non-agency MBS with a carrying value of $1.5 billion were other-than-temporarily impaired at December 31, 2008, because the Bank determined that it was probable that it would not collect all of the contractual amounts due on each of the securities. The estimated economic loss on these securities as of December 31, 2008, is $27 million. Because the fair values of non-agency MBS have declined dramatically in today's illiquid MBS market, as of December 31, 2008, the difference between the carrying value of the affected securities before the write-down and the fair value of those securities as of December 31, 2008, is $590 million, far in excess of the estimated economic loss. The Bank has both the ability and intent to hold these securities to maturity and expects to recover the majority of the amount written down as the difference between the estimated economic loss and the OTTI charge is accreted to interest income, using the level-yield method, over the remaining life of the securities.

2.     What is OTTI?

OTTI, which stands for other-than-temporary impairment, is an accounting term. Under U.S. GAAP (generally accepted accounting principles), a company must evaluate its securities portfolio to determine whether any of the securities are other-than-temporarily impaired. If the company determines that it does not expect to collect all of the contractual amounts due on an individual security over the life of the security, the company must mark the security down from its carrying value to its current fair value, even if the company intends to hold the security to maturity.

An OTTI loss must be booked during the period that the security is determined to be other-than-temporarily impaired, even if the estimated economic loss is not expected to be incurred for some time, even years later.

The amount of the OTTI charge for an individual security is not the amount of the estimated economic loss. Instead, the charge equals the difference between the carrying amount of the security and its current fair value. The fair value is generally related to the value of the security in the current market, even if the security is to be held to maturity.

Once the security is marked to fair value, any increase in fair value in future periods does not increase the carrying value of the security or increase Bank income. Instead, the difference between the OTTI charge and the estimated economic loss on the security is accreted (added) to interest income over the remaining life of the security.

In today's inactive MBS market, the fair values of non-agency MBS have declined dramatically. In the case of the Bank's securities, the OTTI charge on the affected securities ($590 million) is more than 20 times the estimated economic loss on these securities ($27 million) as of December 31, 2008.

The fact that the decline in the fair value of these MBS is so much greater than the estimated economic loss on the securities demonstrates the problem with using fair value accounting for MBS for which there is virtually no market. This is the main reason that the FHLBanks and many other financial institutions are asking the FASB to re-visit its OTTI accounting standard for held-to-maturity securities.

3.     Will the Bank recover any of these fair value losses in the future?

We have the ability and the intent to hold our MBS investments to maturity.

We expect to recover most of the amount written down as the difference between the OTTI charge and the estimated economic loss is accreted to interest income over the remaining life of the securities. We began accreting the difference between the OTTI charge ($590 million) and the estimated economic loss ($27 million) on the affected securities to interest income in January 2009.

4.     If OTTI is determined, does it affect individual securities or the entire portfolio?

Each security is evaluated for OTTI and only those securities that are determined to be other-than-temporarily impaired are marked to fair value.

5.     Does the Bank expect to have more OTTI charges in future quarters?

It is not possible to predict whether we will have more OTTI charges in the future, since that will depend on many factors, including economic, financial market, and housing market conditions and the performance of the mortgages underlying our MBS.

6.     Is the Bank meeting all of its regulatory capital requirements?

As of December 31, 2008, we were in compliance with all of our regulatory capital requirements. Our total capital-to-assets ratio was 4.21%, exceeding the 4.00% requirement, and our risk-based capital was $13.5 billion, well in excess of the $8.6 billion requirement.

7.     Does the Bank expect to pay a dividend for the first quarter of 2009 and for subsequent quarters in 2009?

The Bank's Board of Directors will continue to monitor the Bank's MBS portfolio, the Bank's overall financial performance and retained earnings, and developments in the financial markets as the basis for determining the status of dividend payments in future quarters.

8.     When will the Bank start repurchasing excess capital stock again? Is the Bank accepting repurchase requests now, for repurchase on April 30, 2009?

The Bank's Board of Directors plans to make the stock repurchase decision on a quarter-by-quarter basis. The Board has not made a decision regarding the repurchase of stock on April 30. Members may want to submit their repurchase requests as usual during the first quarter, even though no decision has been made yet.

9.     Can excess Bank capital stock be used to support new advances?

Yes, a member may use its excess capital stock to support new advances as long as the member has sufficient collateral borrowing capacity and will not exceed its financing availability.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This Q&A contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "probable," "would," "estimated," "intends," "expects," "will," "may," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 91, SFAS 133, and SFAS 159, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.